Exhibit 5.1
April 23, 2009
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
     RE:          Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for SandRidge Energy, Inc., a Delaware corporation (the “Company”) in connection with the proposed offering and sale by the Company and Tom L. Ward, the Company’s Chairman, Chief Executive Officer and President (the “Selling Stockholder”), of up to 15,200,00 shares of common stock, consisting of 13,200,000 shares of common stock to be offered and sold by the Company (the “Company Firm Shares”) and 3,000,000 shares of common stock to be offered and sold by the Selling Stockholder (the “Selling Stockholder Shares”), and up to 2,280,000 shares of common stock (together with the Company Firm Shares, the “Company Shares”) pursuant to the Underwriters’ option to purchase additional shares of common stock to cover over-allotments, all pursuant to that certain Underwriting Agreement dated April 23, 2009 (the “Underwriting Agreement”) by and among the Company and Morgan Stanley & Co. Incorporated, as representative for the underwriters named on Schedule 1 thereto (the “Underwriters”).
     In connection with the rendering of the opinions hereafter set forth, we have examined:
1.	the Certificate of Incorporation and the Amended and Restated Bylaws of the Company;

2.	the Registration Statements on Form S-3ASR (Registration Nos. 333-158554 and 333-158556) (the “Registration Statements”) with respect to the Company Shares and the Selling Stockholder Shares;

3.	the prospectuses included in the Registration Statements, each dated April 13, 2009 (the “Base Prospectuses”);

4.	the prospectus supplement to the Base Prospectuses dated April 23, 2009 (the “Prospectus Supplement,” and together with the Base Prospectuses, the “Prospectus”);

5.	the Underwriting Agreement;

6.	resolutions of the Board of Directors of the Company dated April 22, 2009 and the pricing committee thereof dated April 23, 2009; and

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April 23, 2009 Page 2
7.	such other certificates, statutes and other instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed.
     We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     In connection with rendering the opinions set forth below, we have assumed that (1) all information contained in all documents reviewed by us is true, (2) all signatures on all documents examined by us are genuine, (3) all documents submitted to us as originals are and all documents submitted to us as copies conform to the originals of those documents, (4) the Registration Statements, and any amendments there (including post-effective amendments) will have become effective and (5) all shares of common stock will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statements and the Prospectus.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
(i)	when issued, the Company Shares will be validly issued, fully paid and non-assessable; and

(ii)	the Selling Stockholder Shares are validly issued, fully paid and non-assessable.
     The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.